EXHIBIT 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX BUSINESS UPDATE FOR DECEMBER QUARTER FISCAL 2005

SAN JOSE, CA, DECEMBER 8, 2004 — Xilinx, Inc. (Nasdaq: XLNX) today released its business update for the December quarter of fiscal 2005.

•                  Strong sales in the month of October were followed by weaker than expected turns bookings across all geographies in the month of November.   Although turns bookings have increased in the first week of the month of December, this strength is not expected to continue due to normal seasonality experienced during the holidays.  As a result, Xilinx is now expecting sales to decrease 5% to 8% sequentially in the December quarter.  This is down from prior guidance of down 2% to 6% sequentially.

•                  Gross margin target is expected to be approximately 64%, unchanged from prior guidance.

•                  As a result of lower revenue levels, inventory days at Xilinx and distribution are expected to be approximately 170 days, up from prior guidance of 156 days.

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No conference calls will be held in conjunction with the business update.  Xilinx third quarter fiscal 2005 financial results will be released on January 20, 2005.

This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, inventory levels at customers and throughout the supply chain, product mix shift to our newer products, which have lower gross margins, customer acceptance of our new products, high dependence on turns business and other risk factors listed in our most recent Form 10K.